Exhibit 5.17

[Letterhead of Parr Waddoups Brown Gee & Loveless A Professional Corporation]

October 20, 2005

REM Utah, Inc.

c/o National MENTOR, Inc.

313 Congress Street, 5th Floor

Boston, Massachusetts 02210

Re:                               Registration Statement on Form S-4

Ladies and Gentlemen:

We are issuing this opinion letter in our capacity as special counsel to REM Utah, Inc., a Utah corporation (the “Guarantor”), in connection with the Guarantor’s proposed guarantee, along with the other guarantors under the Indenture (as defined below), of $150,000,000 in aggregate principal amount of 9-5/8% Senior Subordinated Notes due 2012, Series B (the “Exchange Notes”).  The Exchange Notes are to be issued by National MENTOR, Inc., a Delaware corporation (the “Issuer”), in connection with an exchange offer to be made pursuant to a Registration Statement on Form S-4 (such Registration Statement, as supplemented or amended, is hereinafter referred to as the “Registration Statement”), to be filed with the Securities and Exchange Commission (the “Commission”) on or about October 21, 2005, under the Securities Act of 1933, as amended (the “Securities Act”).  The obligations of the Issuer under the Exchange Notes will be guaranteed by the Guarantor pursuant to the Indenture (as defined below) (the “Guarantee”), along with other guarantors.  The Exchange Notes and the guarantees are to be issued pursuant to the Indenture, dated as of November 4, 2004 (as may be amended or supplemented from time to time, the “Indenture”), among the Issuer, the guarantors set forth therein and U.S. Bank National Association, as Trustee.

In connection with this opinion letter, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents, corporate records and other instruments (i) the articles of incorporation and by-laws of the Guarantor, (ii) a written consent of the board of directors of the Guarantor with respect to the issuance of the Guarantee, (iii) the Registration Statement, (iv) the Indenture, and (v) Certificate of Existence for Guarantor issued by the Utah Department of Commerce, Division of Corporations and Commercial Code dated September 29, 2005.

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the legal capacity of all individuals executing documents, the valid existence and authority of such persons signing on behalf of the parties thereto other than the Guarantor and the due authorization, execution and delivery of all documents by the parties thereto other than the Guarantor and the enforceability of all documents against all parties other than Guarantor.  As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Guarantor and others.

REM Utah, Inc.

October 20, 2005

Our opinions expressed below are subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law affecting the enforcement of creditors’ rights generally, (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), (iii) public policy considerations which may limit the rights of parties to obtain certain remedies (iv) any law except the laws of the State of Utah and the Utah case law decided thereunder and (v) the “Blue Sky” laws and regulations of Utah.

Based upon and subject to the assumptions, qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that:

1.               The Guarantor is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Utah.

2.               The Indenture has been duly authorized, executed and delivered by the Guarantor.  The Indenture is a valid and binding obligation of the Guarantor and is enforceable against the Guarantor in accordance with its terms.

3.               When (i) the Registration Statement has been declared effective; (ii) the Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended, and (iii) the Exchange Notes have been duly executed and authenticated in accordance with the Indenture and duly delivered to the holders thereof in exchange for the existing 9-5/8% Senior Subordinated Notes due 2012, the Guarantee of the Exchange Notes will be a valid and binding obligation of the Guarantor, enforceable against the Guarantor in accordance with its terms.

4.               Assuming the qualification under the Trust Indenture Act, the execution and delivery of the Indenture by the Guarantor and the performance by the Guarantor of its obligations thereunder (including with respect to the Guarantee) do not and will not conflict with or constitute or result in a breach or default under (or an event which with notice or the passage of time or both would constitute a default under) or result in the creation of a lien or encumbrance under or violation of any of, (i) the articles of incorporation, bylaws or other organizational documents of the Guarantor or (ii) any statute or governmental rule or regulation of the State of Utah or any political subdivision thereof.

5.               No consent, waiver, approval, authorization or order of any State of Utah court or governmental authority of the State of Utah or any political subdivision thereof is required for the issuance by the Guarantor of the Guarantee, except such as may be required under the Securities Act or the Securities Exchange Act of 1934, as amended.

The opinions set forth above are subject to the following limitations and qualifications:

A.                                   In rendering the opinions expressed above, we have relied on, and assumed without investigation, the accuracy of the factual representations of Guarantor set forth in the Indenture and the organizational documents of Guarantor, the officer’s certificate delivered by Guarantor in connection with this opinion, and compliance by the parties to the Indenture with their respective covenants set forth therein.

B.                                     For purposes of the opinions set forth in paragraphs 4 and 5 above, we render the opinions as to those laws, rules, and regulations of the State of Utah which, in our experience, are normally applicable to transactions of the type contemplated by the Indenture.

REM Utah, Inc.

October 20, 2005

C.                                     Members of this firm are admitted to the bar of the State of Utah, and we do not express any opinion as to the laws of any jurisdiction except the laws of the State of Utah.

D.                                    We have also assumed that (i) all terms and conditions of, or relating to the transactions contemplated by the Indenture are completely embodied in the Indenture and there is no oral or written agreement, understanding, course of dealing or usage of trade that affects the rights and obligations of the parties set forth in the Indenture, or that would have an effect on the opinions expressed herein; (ii) the Guarantor has not taken, nor will in the future take any discretionary action (including a decision not to act) permitted under the Indenture that would result in a violation of law or constitute a breach or default under any other agreement or court order; (iii) the Guarantor will obtain all permits and governmental approvals required in the future, and take all actions similarly required, relevant to the subsequent performance of the Indenture; and (iv) there has not been any fraud, duress, mutual mistake of fact or undue influence and all parties will comply with any requirement of good faith, fair dealing, and conscionability.

E.                                      Other than as specifically described herein, we have not examined the records of the Guarantor or any court or any public, quasi-public, private or other office in any jurisdiction, or the files of our firm, and our opinions are subject to matters that an examination of such records would reveal.

F.                                      With respect to the opinions set forth in paragraphs 3 and 4 above, we express no opinion as to any statute, rule, or regulation of any governmental body to which Guarantor may be subject solely as a result of the involvement of the parties to the Indenture, except for the Guarantor, in the transactions contemplated by the Indenture or solely because of the legal or regulatory status of the parties to the Indenture, except for the Guarantor, or because of any facts pertaining to such parties.

G.                                     This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. We assume no obligation to revise or supplement this opinion should the present laws of the State of Utah be changed by legislative action, judicial decision or otherwise.

H.                                    For the purposes of our opinion in paragraph 1 above, we have relied exclusively upon a Certificate of Existence, dated September 29, 2005, issued by the Utah Department of Commerce, Division of Corporations and Commercial Code in respect of the Guarantor.

I.                                         We express no opinion regarding the applicability or effect of any requirements for compliance with Federal or State of Utah antitrust laws, securities laws, environmental laws, ERISA laws, banking or lending laws, insurance laws, health and medical laws, safety laws, building laws, land use and zoning laws, and subdivision laws and the rules and regulations pertaining thereto.

J.                                        The opinions set forth above with respect to enforceability may be limited by applicable Utah laws or judicial decisions, including, without limitation: (a) the unenforceability of any provision constituting a restraint on alienation under Utah law; (b) the power of the United States and other governmental authorities to take actions injurious to any person under the principles of sovereign immunity; (c) the unenforceability of election of remedies provisions; (d) any and all constitutional requirements, including, but not limited to, those of notice and due process; and (e) principles of and defenses arising under the law of guaranty and suretyship.

REM Utah, Inc.

October 20, 2005

K.                                    Without limiting the generality of any other limitations and qualifications contained herein, we express no opinion as to the enforceability of provisions relating to: (a) waivers by Borrower or Guarantor of rights that, under Utah law, cannot be waived, whether prospectively or at any time, by a borrower or guarantor; (b) subrogation or indemnity rights; (c) delay or omission of enforcement of rights or remedies; (d) election of remedies; or (e) powers of attorney given by a borrower or guarantor to the extent such powers of attorney would deprive Guarantor of protection generally afforded a borrower or guarantor under applicable Utah law.

This opinion is furnished to you in connection with the filing of the Registration Statement and is not to be used, circulated, quoted or otherwise relied upon for any other purpose, except that Kirkland & Ellis LLP may rely upon this opinion to the same extent as if it were an addressee hereof.

We hereby consent to the filing of this opinion with the commission as Exhibit 5.17 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Sincerely,

/s/ Parr Waddoups Brown Gee & Loveless

Parr Waddoups Brown Gee & Loveless, PC